Exhibit 99.1

OSR Holdings Enters into Term Sheet to Acquire Woori IO, a Pioneer in Noninvasive Glucose Monitoring Technology

July 24, 2025 – Bellevue, WA / Seoul, Korea — OSR Holdings, Inc. (NASDAQ: OSRH), a global healthcare company advancing biomedical and wellness innovation, today announced it has signed a term sheet (“Term Sheet”) with Woori IO Co., Ltd. (“WORIO”), a South Korean medical device company developing next-generation noninvasive glucose monitoring technology. The agreement sets forth certain key terms for a strategic acquisition of WORIO by OSR Holdings’ Korean affiliate, OSR Holdings Co., Ltd. (“OSRK”).

Under the proposed structure, WORIO will become a wholly owned subsidiary of OSRK. Shareholders of WORIO will receive newly issued shares of OSRK through the share exchange and may be eligible to convert them into OSRH common stock traded on NASDAQ, subject to certain conditions including “$10 per OSRH share” condition.

Specifically, WORIO shareholders may convert their OSRK shares into OSRH shares at a fixed exchange ratio of 1 OSRK share = 12.96 OSRH shares, provided that OSRH’s stock price reaches $10.00 at least once within three years following the signing of the Term Sheet. If this condition is not met, the parties have agreed to renegotiate in good faith. The agreement includes a 6-month exclusivity period, during which OSRK will conduct confirmatory legal and financial due diligence with a target to complete this transaction within this exclusivity period.

WORIO’s proprietary platform uses near-infrared spectroscopy (NIRS) to measure glucose without needles, sensors, or skin penetration — representing a truly noninvasive alternative to today’s continuous glucose monitors (CGMs). Its solution aims to eliminate the burden of pain and daily finger pricks for millions of people with diabetes. According to recent global market research, the blood glucose monitoring devices market is expected to exceed $40 billion by 2030, growing at a CAGR of 8–10%, driven by rising diabetes prevalence and the convergence of medical technology with consumer electronics. Demand for noninvasive and wearable monitoring systems is expected to be a major growth driver. Dexcom, one of the market leaders in minimally invasive CGM which is the current standard of care has more than $32 billion in market capitalization (as of July 11), underscoring the significant commercial potential of advanced glucose monitoring solutions. Noninvasive alternatives hold tremendous promise and are poised to become an integral part of diabetes management in the future.

WORIO has completed a proof-of-concept study with the Korea University Hospital (Guro) to validate the accuracy and effectiveness of its prototype devices and the data measured by them, based on which the company plans to enter a larger confirmatory trial to be registered with the Ministry of Food and Drug Safety (MFDS) of Korea for medical device approval pathway. WORIO’s noninvasive technology is well positioned to be integrated into wearable glucose monitoring devices such as smart watches — WORIO has been selected by Samsung Electronics’ innovative startup program (“C-Lab Outside”) in Q1 2025.

“We believe this initial milestone with Woori IO aligns strongly with our mission to accelerate breakthrough healthcare innovations with global impact,” said Peter Hwang, CEO of OSRH. “Woori IO’s breakthrough noninvasive glucose monitoring platform, coupled with its high-profile partnership with global companies, puts OSRH in a position to become a first mover in this fast-growing global market.”

Following the signing of this Term Sheet, both parties will proceed with due diligence and aim to execute definitive agreements within the 6 month exclusivity period.

About OSR Holdings, Inc.

OSR Holdings, Inc. (NASDAQ: OSRH) is a global healthcare holding company dedicated to advancing biomedical innovation approaches to health and wellness to support global health outcomes. Through its subsidiaries, OSRH is engaged in immuno-oncology, regenerative biologics, and medical device distribution. OSRH’s vision is to acquire and operate a portfolio of innovative healthcare and wellness companies, improving patient care through cutting-edge research and development. For more information, visit www.OSR-Holdings.com

About Woori IO Co., Ltd.

Woori IO is a medical device company based in Jeonju, South Korea, focused on the development of noninvasive biosensing solutions. Its proprietary NIRS-based glucose monitoring system enables accurate, pain-free, and user-friendly diabetes management, with strong potential for wearable integration. For more information, visit www.Woori.io

Contact:

Investor Relations
OSR Holdings, Inc.
Email: IR@osr-holdings.com
Website: www.OSR-Holdings.com